EXHIBIT 99.1
BABY UNIVERSE INCORPORATED
Moderator: Michael Hull
August 14, 2007
8:00 a.m. CT

Operator:	Please stand by, we’re about to begin. Good day everyone, welcome to the BabyUniverse second quarter fiscal results conference call. Today’s call is being recorded. At this time for opening remarks and introductions, I’d like to turn the call over to the Chief Financial Officer, Mr. Michael Hull. Please go ahead, sir.

Michael Hull:	Thank you, (Matt), and good morning everyone. With me today on the conference call is John Textor, Chairman and Chief Executive Officer of BabyUniverse, Inc. Before we proceed, I would first like to remind you of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements made during this conference call which are not historical facts, including future earnings guidance, contain forward-looking statements that involve risks and uncertainties relating to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements.

Certain of these risks are described in the company’s Annual Report on Form 10-K for 2006, and subsequent filings made by the company with the SEC. You are advised to consult further disclosures we may make on related subjects in our future filings with the SEC. In some cases, you can identify forward-looking statements by terminology such as may, could, should, expect, plan, intend, anticipate, believe, estimate, predict, potential or continue, the negative of such

BABY UNIVERSE INCORPORATED
Moderator: Michael Hull
08-14-07/8:00 a.m. CT
Confirmation # 3449473

terms or other comparable terminology. These statements are only predictions, although we believe the expectations reflected in the forward-looking statements are reasonable at the time they are made, we can not guarantee future results, levels of activity, performance or achievements.

At this point, let me turn the call over to John Textor for some opening remarks.

John Textor:	Thank you, (Mike). Before (Mike) goes into the details on the financial results, you know, I would like to set the stage for this call. I am not going to talk in detail about our financial results, I am going to talk a great deal about the operating decisions we made, how we’ve managed this business over the recent quarters, how that has changed in the last quarter as compared to what you’ve heard me discuss previously.

But, you know, the irony of this situation does not escape me, you know, having a number of discussions internally about our quarter and about this call, this is an odd call. You know, how do you get on a call and talk about financial results that are, you know, optically negative, that are not positive, and still, you know, frankly project how we feel? Which is that we had an incredibly productive quarter, that we had an incredibly good quarter, that if our goals are aligned with the shareholders and creating a valuable enterprise going forward, sustainable value today and through the merger, you know, that’s what we’ve been focused on for the past couple of quarters.

And if you go back and you listen to our call after the fourth quarter earnings announcement, or our call after the first quarter earnings announcement, this has been an unusual situation where our operation has been much about our strategic initiatives, and once we identified eToys as our partner, much about preparing for eToys.

I would say that in the fourth quarter and in the first quarter, where we previously talked about the level of distraction that we had in our senior management team and other positions of leadership,

BABY UNIVERSE INCORPORATED
Moderator: Michael Hull
08-14-07/8:00 a.m. CT
Confirmation # 3449473

you know, those are real issues, you know, you announced in September of last year that you’re going to acquire something bigger. Even though you don’t disclose internally all of the personal impacts and who might be staying and who might be losing their job, you know, and what we sort of label as a synergy, you know, the — obviously the intelligent employees that we have know what’s coming.

So while that may have impacted our operating results during those periods of time, you know, we rationalized our employee base by talking to people very early about what’s coming. And by the time we got through the first quarter, we were already communicating internally, you know, what offices are going to close, who’s going to be relocated, who’s going to retain their job, and who’s going to need to look for another career.

And, you know, at that point, you get into a position where all of the organic growth that you see out in the e-commerce industry, which is quite positive, is not something we have the opportunity to participate in right now. And we made a decision given that we were going to close significant parts of our organization to start preparing well in advance for the combination with eToys. And after (Mike) goes through the financial results, I’ll remind you again what we are trying to achieve in that merger. But, you know, everything we’ve been doing operationally has been positioning for those goals.

We’ve had a remarkably positive quarter preparing for this merger, we’ve got a luxury that many merger partners don’t have. Typically integration work is something that begins in earnest very late in the game, because you often will run your business in such a way that many of your employees and many of your facilities do not yet know what gets rationalized, they don’t know where they fall in the calculation or the projection of synergies.

In this case, and in those cases, the integration efforts are often post merger, and the company, its employees, its customers, its shareholders, everybody’s impacted very often for a quarter,

BABY UNIVERSE INCORPORATED
Moderator: Michael Hull
08-14-07/8:00 a.m. CT
Confirmation # 3449473

sometimes two quarters after the merger is closed. In this case, we had the luxury of getting ahead of the curve, and we’ve — as I’ll outline on this call, performed incredible efforts in the integration, and achieved significant milestones on handing the business over to eToys, such that we’ll be prepared at the time this deal closes to launch the BabyUniverse business on the eToys platform within a very short number of days after the closing, and I’ll get into more specifics about that later.

So, you know, basically we decided rather than, you know, having this incredible overhang of the integration efforts be something that occurs post merger, we’d like to hit the ground running when we legally and formally close this merger, we want to be a combined business operating under a common architecture, and we’re well on our way to do that.

So that’s why you get to a quarter like this, and you report numbers, and I don’t mean to be glib about the, you know, lack of significance of those numbers. I think it is interesting that under purchase accounting rules, those numbers will go away in terms of our financial reporting going forward. But just operationally, we really are thrilled with this quarter, we’re thrilled with how the integration’s going, we’re thrilled with the people at eToys and how they’re handling it, what they’ve taken on, and you know, we want to make sure the market understands how we decided to operate this business, why we did it that way, and why we can be in a good mood when we’re delivering at best lackluster numbers.

Different than the calls before and our — and our prior calls, and please for those of you who are listening for the first time, listen to what we project that the marketplace going to be our plan. We have hit that plan, not only with the realization of our strategic goals, but we’ve hit that plan in terms of the management of this business in a pre-merger scenario. And the only change that you’re seeing in this second quarter, and in the days, you know, within which we’re operating today, as opposed to those prior calls is that we’ve made much more progress on the integration than we have in prior periods, and that we’ll be talking a lot about.

BABY UNIVERSE INCORPORATED
Moderator: Michael Hull
08-14-07/8:00 a.m. CT
Confirmation # 3449473

With that, I’m going to hand this back over to (Mike) on the financials, and then we’ll get into some of the details of our integration efforts next.

Michael Hull:	Thanks, John.

Net sales were 7.4 million for the second quarter of 2007, as compared to 8.5 million for the first quarter of 2007, and 8.5 million for the second quarter of 2006. Net sales for the six months ended June 30th, 2007 were 16 million, as compared to net sales of 18 million for the same period in 2006.

Our gross profit for the second quarter of 2007 was 2.011 million, as compared to 2.453 million for the first quarter of 2007, and 2.355 million for the second quarter of 2006.

Gross profit as a percentage of net sales was 27 percent for the second quarter of 2007, as compared to 28.7 percent for the first quarter of 2007, and 27.6 percent for the second quarter of 2006.

Year-to-date gross profit as a percentage of sales was 27.9 percent, as compared to 29.5 percent during the same period of 2006.

Our net loss attributable to common stockholders for the second quarter of 2007 was 1,962,531, or 34 cents per diluted share, as compared to a net loss of 1,743,860, or 31 cents per share for the first quarter of 2007, and a net loss of 1,205,286, or 23 cents per share for the six months ended June 30th, or for the second quarter of 2006.

BABY UNIVERSE INCORPORATED
Moderator: Michael Hull
08-14-07/8:00 a.m. CT
Confirmation # 3449473

Our net loss attributable to common stockholders for the six months ended June 30th, 2007 was 3,706,211, or 65 cents per diluted share, as compared to a net loss of $1,402,007, or 26 cents per diluted share for the same period in 2006.

Our overall profit performance during the quarter ended June 30th, 2007 was again influenced by our continuing strategy to build the balanced e-commerce and new media content organization, and our strategic alternatives process. During the second quarter of 2007, we accomplished several significant objectives. We continued building the brands of BabyTV.com and ePregnancy.com, our new media and content offerings as evidenced by an increase in BabyTV subscribers and viewers, and the re-launch of ePregnancy.com.

We integrated new content from the HealthCentral Network and Real Savvy Moms into the BabyTV.com lineup. We completed a number of private placement transactions, and the initial SEC filings necessary in connection with the proposed merger with eToys direct. And we work closely with eToys management to develop and communicate transition plans for Web site migration, data and systems integration, inventory transfer, vendor relations, facilities utilization and employee retention.

Continuing a downward trend from the fourth quarter of 2006, total operating expenses declined to 3.628 million for the second quarter of 2007, as compared to 3.978 million for the first quarter of 2007. Operating expenses were 3.558 million for the second quarter of 2006. The reduction of operating expenses from the first quarter of 2007 was primarily the result of reduced salaries and general and administrative expenses.

Advertising expense declined to 1,217,125 for the second quarter of 2007, as compared to $1,349,211 for the first quarter of 2007. Advertising expense for the second quarter of 2006 was $952,238. Advertising expense for the second quarter of 2007 increased as compared to the

BABY UNIVERSE INCORPORATED
Moderator: Michael Hull
08-14-07/8:00 a.m. CT
Confirmation # 3449473

second quarter of 2006 due to the increase in commissions paid to our online partners, such as Amazon.com and Shopzilla.com.

At this time, let me turn the call back over to John for some additional comments.

John Textor:	Great, thanks, (Mike).

And, you know, one thing that I want to fill in a little bit on top of (Mike’s) discussion is, you know, a discussion of revenue. It’s important to understand if you look at the last couple of quarters that it would be in my opinion a mistake to take any quarter from the fourth, the first or the second and extrapolate off of those quarters to create a model of our business today, the opportunity for BabyUniverse, where we stand in the e-commerce environment, where we stand within our particular category, or where we stand with respect to the overall trends you’re seeing in e-commerce.

It’s important to understand that e-commerce is an attractive business, it is growing nicely. Organic growth is occurring all over the e-commerce environment. So, you know, how does that — what does that say about BabyUniverse? Well number one, the American family that drives those trends is no different than the American family that is our customer. We have an incredible cross section of customers from the mainstream customers we see at BabyUniverse, to the very affluent customers we see at the (post chops).

So we’re seeing the same changes in behavior and different patterns as customers migrate from retail transaction to increased comforts with e-tail transactions. The difference in our case is that to meet that demand, to be a part of those trends, you need a lot of things. Number one, you need a team behind the numbers, in e-commerce, you don’t just turn on, you know, the computer and like the UPS commercial, you know, revenues just start showing up. You’ve got to be provocative in your advertising, you got to, you know, be on top of your data, you got to drive

BABY UNIVERSE INCORPORATED
Moderator: Michael Hull
08-14-07/8:00 a.m. CT
Confirmation # 3449473

relationships and strategic partnerships, and do everything that any business would have to do, because though e-commerce is growing, and is an attractive marketplace, it remains a competitive marketplace.

So as we discussed in previous calls, you know, when you tell your people that they all need to start to looking for new jobs, you’re going to have an impact. So the decision that I had to make as CEO is what amount of money do I spend driving programs that are — that are executed by people that are going to be less productive in the coming months, and this is of course talking about months that have now passed, than they’ve been previously.

So that’s a decision that, you know, we made. Once we decided that we were going to acquire somebody bigger, and once we decided our future was going to be much about synergies than increased scale, you know, our performance in those first few quarters was established. Secondly, to meet those trends, you got to drive inventory levels, you got to beef up your facilities, you got to be prepared to meet that demand when it comes in. And if you’re going to chase traffic, and you’re going to spend money to bring more people to your site, you better be ready to deliver, and those are decisions, you know, that are obvious to us. You know, the last thing we should be doing is increasing our infrastructure and putting more energy and more dollars behind facilities and equipment and inventory and products that we’re just going to have to put in the truck and move to Denver and move to Blairs, Virginia.

So, you know, I think what we determined, and as you start to think about how this business is reported, it’s important to understand also, as I said before, that under the purchase accounting rules, and under this transaction, eToys is the buyer, eToys history will be the history of this company. From the date of the merger when it closes, as that company reports its financials going forward, the 2006 numbers will now show a single dollar of revenue or expense associated with the business of BabyUniverse.

BABY UNIVERSE INCORPORATED
Moderator: Michael Hull
08-14-07/8:00 a.m. CT
Confirmation # 3449473

So you really get to the point where if you want to position this thing the right way, you’ve got this incredible luxury of being able to prepare for your integration well in advance, and to get all the pains of that integration out of the way as much as possible before the merger. And that’s a decision we made, but the last thing I want anybody to do is look at these quarters and say, you know, look, you know, where’s BabyUniverse versus our competitors? You know, our competitors are still very concerned with us, couple of them are on this call today, I know they’re still paying attention to us. And I said on the last call, these competitors do not want to compete with us, and we’ve got a 750,000 square foot facility, intense automation that gives us the ability to meet the needs of the customer very, very quickly.

One of my favorite companies out there is in the shoe business online, it’s (Zapos), and it’s always amazing to me, given how hard we have to work to get product out the door at BabyUniverse, because it almost seems as if they’re shipping shoes to my wife before she’s even thought about what shoe to buy. And, you know, that’s what the larger e-commerce companies are doing. Companies that are backed by major infrastructure, by significant automation, and we will be that competitor within the baby space. You know, four million babies are born each year, BabyUniverse still has the same visibility and presence in the marketplace that its had historically, the same traffic trends that other e-commerce sites are seeing are available to us.

There is no lack of organic growth opportunity for the core business of BabyUniverse today, and it’s very important to understand that we make — we make good decisions to get through this integration effort early, because you as shareholders deserve, you know, perfect — well perfect is tough — you deserve great execution on this integration, and the last thing you’re going to want to hear me talking about two quarters after the merger is well gee, we’re just getting our warehouse in line, we’re just getting on to the new platform.

The other pressure point that we have here is that e-commerce does have intense seasonality, they have been incredibly effective at moving a massive amount of products through their facility,

BABY UNIVERSE INCORPORATED
Moderator: Michael Hull
08-14-07/8:00 a.m. CT
Confirmation # 3449473

and there are a very short number of months in the Christmas season. And we wanted to make sure we got ahead of that season so that a lot of their work on integrating us into their business happened before they hit their peak time. So we are thrilled with the level of productivity that we’ve seen in the last quarter, and let me be more specific about that.

In terms of integration for months now, they have had access to our entire database, there’s been a full exchange of data, which is rare to see that happen at this stage in a merger process. You really have to trust that the merger’s going to happen, you can say now that maybe I took a bit of a risk by sharing that amount of information with a merger partner. But given where we were as organizations, and given the comfort that I had that this was going to happen, we exchanged data months ago. Their entire — our entire vendor file, you hear me brag about our, you know, 250,000 products and 450 manufacturers, the entire vendor file was handed over to eToys sometime back. Not only did they work with that vendor file to understand how we source products, but they sent out what I’m recalling is about a 30-page document that required our vendors to fill out information and basically subscribe to a new method of interacting with the company, frankly a much better method of interacting with our company, where the company has much greater control of the data, and the relationships that we have in creating flow of product from our suppliers to our consumers.

So the vendor file has been exchanged for many months. All of the customer data, all of our historical transactions with our consumers, understanding what those consumers have bought from us, what decisions we need to make going forward, what decisions eToys management should make on the balances of inventory on hand versus drop ship inventory, historical transaction activities not only with vendors, but consumers is extremely important.

Historical transaction information from the accounting department, all of the accounting information, all of the accounting files, all of the data, all of the roll forwards and trial balances, all of this has been exchanged with eToys now for many months.

BABY UNIVERSE INCORPORATED
Moderator: Michael Hull
08-14-07/8:00 a.m. CT
Confirmation # 3449473

Most importantly, our product catalog. This is one of the hardest thing to one explain, and to deal with. It’s not as simple as just, you know, having a database and loading it up in some standard format into somebody else’s Web site. Our catalog is extremely complex, because you know, we’ve got the highest SKU count in the marketplace, in the baby marketplace, products come with accessories, they come in kits, they come in different combinations, different colors. If you really carry out all of our SKUs and all of the combinations, we’ve got probably 750 to 760,000 theoretical SKUs. Well that’s not easy to then take that catalog and export it from, you know, the database environment in BabyUniverse and just load it up onto eToys, it’s very, very complicated, it was difficult to integrate with Amazon, it was difficult to integrate with Buy.com, and you know, if you haven’t done this a few times, it would be very difficult to do with eToys, and it would be very difficult to do it if we postpone that work until after the merger.

So the entire product catalog, you know, had been uploaded to eToys some months back, and we feel comfortable that the business of BabyUniverse.com will relaunch on the eToys platform within a very short amount of time of completion of the merger. Frankly the guys in the technology department are laughing at the guys in the business divisions, the complexity of getting to the SEC is frankly looking like it’s taking a lot more time and a lot more effort than getting this integration done.

So in terms of handing our business to them, a lot of that work has already been done. Facilities, the Florida corporate offices, everybody there has been told that the Florida corporate offices are closing, everybody in the company has been given a package, stay bonuses, severance packages, we’ve identified the key people. And the strategy operationally is to maintain and even watermark to stabilize the operations, and to be able to focus on the hand over and the right integration.

BABY UNIVERSE INCORPORATED
Moderator: Michael Hull
08-14-07/8:00 a.m. CT
Confirmation # 3449473

Everybody in the Las Vegas warehouse, you know, has been told that that facility is closing as well, certain employees out there have been — have been given offers to relocate into Denver, so we maintain appropriate continuity between our business and there.

The Richmond office will continue to operate, there will be some changes there, that’s predominantly the (PoshTots) business, one of the more material changes there is that the Florida staff and the Florida responsibility for our content business has already been handed over to the people up in Richmond. So now up in — up in Richmond, as opposed to last quarter, they’re fully responsible for BabyTV.com, you might have noticed the relaunch of ePregnancy.com, which it’s — not only does it look remarkable, the functionality is, you know, a top of the industry. But it is also being very well received by our consumers.

So the ePregnancy Web site is being managed entirely by the people in Richmond, and of course (Posh Cravings), which was already up in Richmond, is also there as well.

So an incredible amount of pre-merger integration efforts, and — which is why I can be extremely proud of our accomplishments. I think I have a pretty good understanding of what the shareholders need, improving financial metrics, organic growth at the revenue line with profitability driven by our scale and our efficiency at the bottom line, and all of the steps that we’ve taken over the last few months are the kind of steps that you would have been really irritated to hear me talking about, you know, months after the merger. So we got well ahead of that curve.

In terms of outlook, you know, let me get back to this comment of organic growth. Organic growth in the e-commerce environment, you know, is something that’s sort of naturally occurring in society. To participate in that, you’ve got to have product selection and product availability, and you’ve got to build a reputation as one of those companies that just always sort of exceeds expectations for the customer, you can’t ruin a Christmas for somebody, you can’t ruin a — you

BABY UNIVERSE INCORPORATED
Moderator: Michael Hull
08-14-07/8:00 a.m. CT
Confirmation # 3449473

know, these special events, especially in our business, you know, providing products for the baby’s bedroom. You’ve got to execute very well, and you’re rewarded by your consumers with incredible loyalty when you do that.

So when we go back to the decisions we made in September of last year, and we talked about the goals of this acquisition, we wanted to get scale for the benefit of our customers, improving relationships and loyalty with our customers. We wanted to get scale to improve relationships, be meaningful to the strategic marketplace, and we wanted scale in the financial marketplace so that the institutions that we rely on to provide capital to drive our business model, you know, also can get sort of in and out of our stocks freely, and we have an efficient market for capital as well.

So, you know, I love some of the early criticism we got on announcing this plan, you know, I think we even had one analyst suggest that it was not possible that we could get a transaction like this done, there’s still a video of me out there on the Web somewhere, you know, at this particular conference, you know, defending our position, and suggesting that this is the kind of transaction that we could get done. And I’m proud to say that we’re on the — on the verge of completing it.

As far as, you know, the eToys business itself, and the opportunity, you know, understand that in the wedding space, you know, one of my favorite companies, you know, (The Knot), has done a remarkable job of owning that audience. And what I love about (The Knot’s) store is — I talk about it a lot — is they’ve got two paths to valuation, you know, over time. They’ve got financial metrics, they’ve done a good job of driving notwithstanding some of their integration problems, but they’ve done a great job of driving financial metrics to improve revenues, to improve profitability, and that can be valued based on those numbers.

At the same time, they own their audience, you know, they are it to the wedding crowd. The negative there is that the wedding business gives you a very short window in the — in the life of a

BABY UNIVERSE INCORPORATED
Moderator: Michael Hull
08-14-07/8:00 a.m. CT
Confirmation # 3449473

woman. In the baby’s business, we’ve got a longer relationship with that family, you know, hopefully for us it’s more than one child, on average it certainly is.

eToys, on the other hand, you know, their opportunity to maintain that audience, to have a relationship with that family dwarfs that of both (The Knot) and BabyUniverse, because they meet that family very often, you know, at birth, sometimes prior to birth, immediately after birth, and they carry that relationship very often until, you know, age 11, age 12, into the early teens.

So now the combination of BabyUniverse and eToys gives you an incredible window, you know, into that woman’s life, into that family’s life, it gives you an opportunity now to build that relationship effectively in the pregnancy environment, to grow that relationship through the birth of the child, and then to meet the family again and again every Christmas, every birthday, you know, until that child is in their teens.

So, you know, as we look to the business going forward, it is, you know, we don’t really care how the market values us in the future, whether it’s on improving financial metrics, or the fact that we, you know, believe we have an opportunity to own that audience. You know, frankly there’s a debate as to which is more — which is — which is more valuable. But we don’t have to make that decision, you know, eToys is very well prepared to receive our business, they were expecting to be a successful break-even or better business on their own this year, they’ve got to deal with some of, you know, our issues on bringing the business into their company this year, and we expect to be profitable out of the gate, and you know, that’s how you move from the have nots of the e-commerce industry to the haves. You know, there are companies out there that have, you know, had a hard time getting above that even watermark in profitability.

When you do get above that even watermark, companies like (Blue Nile), which are a perfect comparable, sub $300 million company, thin gross margins. But because of their scale and ability to run an efficient business that generate, you know, attractive EBIT, it’s grown, and they’re

BABY UNIVERSE INCORPORATED
Moderator: Michael Hull
08-14-07/8:00 a.m. CT
Confirmation # 3449473

valued, you know, frankly darn close to the valuations you see in content companies. So with this transaction, we believe we’re moving from the have nots to the haves, we believe we’re moving from challenges to profitability, to efficiency and scale that you know, enables profitability.

But, you know, probably more exciting to me personally is not just the improving financial metrics of the business that we expect, but the ability to own an audience, I mean you know, our model really gives us — you know, we’re focused on the parent, and we’re focused on the parent’s goal to — you know, to raise their children, to see their children prosper, to see their children grow and be happy and grow into these wonderful little adults. And that’s the market that we have an opportunity to own, with deep interaction with that customer over a number of years, and beyond just commerce, we have the ability to monetize that audience in other ways.

So that’s why we did this transaction, for scale, we did this transaction to own the audience, and we have taken the unusual step, which I consider a luxury, of putting most of the heavy lifting and the integration work before the merger so that we hit the ground running, we have a wonderful and efficient and well prosecuted holiday season for eToys. And then turning the corner onto to 2008, you know, a business that is balanced, increasingly balanced across the calendar seasonally with automation, which is not only good for profitability, but great for the customer in our relationship with the customer.

So, you know, I hate to say it, I’m — you know, again the irony does not escape me, but this is another quarter with financial results that do not look attractive where I’m still extremely proud of what we’ve achieved. It’s about value for our shareholders, I think we’ve taken the right steps to pursue a shareholder value strategy, and now as we reach the final stages, you know, we’re thrilled with where we’re going.

As far as the progress on the merger itself, you can — there’s not a lot I can say while we’re in registration, of course, but you can take a look at the filings and kind of guess where we are,

BABY UNIVERSE INCORPORATED
Moderator: Michael Hull
08-14-07/8:00 a.m. CT
Confirmation # 3449473

because I’ll describe for you the process. We filed the S-4, you know, back several weeks ago. You can — if you have the time, you can compare the S-4A with the S-4 and see that we actually had a small number of required amendments we felt to address the SECs concern. So we had a relatively decent process going from our original S-4 filing to the filing of our S-4A.

We are certainly expecting comments any day to the S-4A, we’re certainly hoping that those are minimized. Upon hearing that that document is complete, we’ll proceed to bring that document to a level of effectiveness. And then we go into our shareholder vote process where obviously we have the eToys votes and trust, the — I’ll be voting for the transaction on our end, we certainly have a significant amount of shares that are owned by insiders at BabyUniverse, and shares that are consolidated. We expect with shareholders that are extremely favorable, you know, in terms of their opinion of this transaction.

So we do think we’re on track to close this in the month of September. But, you know, you should know, on this call, I mean we’re frankly well ahead of the legal process in terms of the prosecution of the combination. So we expect as we said on the last call this to be a third quarter close, we expect it to be in the month of September, and we’re having a relatively good path with the SEC currently, and we hope that continues.

So that said, we’ll stop now and pause for questions if anybody is up in the queue.

Operator:	To signal for a question, please do so by pressing star one on your touch-tone telephone. Please insure your mute function is turned off to allow your signal to reach our equipment. And again it is star one. And we’ll pause a moment to assemble our roster.

John Textor:	OK, one moment, operator, as we’re pulling up the Q&A queue.

Operator:	Thank you, sir.

BABY UNIVERSE INCORPORATED
Moderator: Michael Hull
08-14-07/8:00 a.m. CT
Confirmation # 3449473

John Textor:	First question will be from Richard Fetyko with (Merriman, Current, Ford). Hi, Richard.

Richard Fetyko:	Hey, John. How are you?

John Textor:	I’m well. How are you?

Richard Fetyko:	Good. Could you just give us an idea as you’re going through this preparation for the merger with eToys, what kind of business do you want to hand over, you know, what kind of revenue run rate you’re thinking about, I don’t know, operating loss target that you have? And then also in terms of the staff reductions that you’re contemplating, could you give us an idea what percentage of the staff you think will be eliminated prior to the — or up on the merger?

John Textor:	Well in terms of revenue run rate, as you may be aware, before we — before we really started to feel the effects of our strategic announcement, we were very close to a $40 million run rate in terms of revenues, that run rate has subsided a bit, as we have reduced inventories, reduced focus on marketing programs, and effectively suspended all sort of strategic partner initiatives that would typically drive demand.

So the business that we think we’re handing over is very similar to its highest levels of revenue generation in terms of the traffic that we’re capable of bringing to the Web site. So there’s no reason to believe that we’re turning over to eToys a business that’s, you know, any less capable of revenue generation than we were at our strongest run rate, because in fact our ability to carry inventory, our ability to frankly deal with a lot of products that we had to relegate to our drop ship environment before, those capabilities improved, which you know, as many of the (solid) e-commerce know, you do a lot better in converting if the product is in your warehouse, and you do a lot better pleasing the customer if you’re not handing that relationship off to a drop shipper, you

BABY UNIVERSE INCORPORATED
Moderator: Michael Hull
08-14-07/8:00 a.m. CT
Confirmation # 3449473

know, who obviously, you know, will often perform less effectively for that customer than your own warehouse.

So we think we’re handing over the same business that in terms of revenue capability that we always were, and combined with the ability to carry higher inventory, we expect to reestablish organic growth based on industry trends quite quickly. We are going into the third quarter and the fourth quarter.

The fourth quarter, it’s interesting, has not been a great quarter for us in the past, because we were not one of those companies that could ship up until the last minute. And as you’ve heard me talk about on calls previously, our e-commerce business started to shut down in crucial days, you know, prior to Christmas, because we weren’t one of those companies like the (Zapos) example I used earlier that could, you know, satisfy demand on very short notice.

eToys, on the other hand, is shipping up until, you know, the last possible moments before Christmas. And if you look back in 2004 where we did a little toy product testing on our Web site, we’ve got a lot of customers that are very open minded to the gift market, the toy market, and you know, we’re very excited about the fourth quarter for BabyUniverse, whereas in the past it was a bit of a lackluster quarter.

In terms of profitability, which was the next part of your question, you know, we — the synergies are massive in this case, because eToys did not come in and say, well let me take over that business and see what I can cut, they looked at it very differently. They said, you know, given our platform — you know, our technology platform, and given our operations platform with the people and the facilities we have, what would we have to add to take over the $40 million business, what would we have to add to take over 450 vendor relationships? And what would we have to add to take over 13 to 15,000 transactions per month?

BABY UNIVERSE INCORPORATED
Moderator: Michael Hull
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Confirmation # 3449473

And the answer is they really just needed to add three or four people. The Vegas facility closes, the Florida facility closes, and the Richmond facility remained relatively intact with some reductions in headcount associated with specific BabyUniverse functions. So of our employee base, which is currently in number, you know, roughly 75 people, you know, I expect probably 40 eliminations, you know, well more than half of those people will, you know, be terminated in connection with this merger.

And so in terms of synergies, expect the synergies, you know, as you’re trying to model this, well you know, it’s difficult for me to give you specific guidance, but you know, put it this way, they expect it to be break even or profitable on their own at eToys. The savings are such that they will greatly if not entirely reduce the level of wash that you’ve seen at BabyUniverse, and we expect, as I’ve said before, to be profitable out of the starting gate in this transaction, and though we have seasonality in the going forward model, that we don’t currently have at BabyUniverse, you know, the annual outlook for the business is one where we expect profitability to drive into attractive numbers in 2008.

Richard Fetyko:	OK, that’s helpful. And then secondly, what other preparations need to happen prior to the anticipated closing in September? You enumerated a lot of the things that you’ve been integrating already ahead of that merger, you know, product catalog and things like that. So I’m just wondering what else needs to happen or finished up before the end — before the merger closing in September.

John Textor:	Well I’m — I actually looked at our CFO at helping — for some help on this question, because you know, and his reaction was similar to mine as I was hearing the question. You know, not much, I mean we’re in really, really good shape. There — the level of stress within our organization as it relates to preparation for the integration is extremely low, and you know, that’s — you know, I mean that’s an indication of where we are in the process.

BABY UNIVERSE INCORPORATED
Moderator: Michael Hull
08-14-07/8:00 a.m. CT
Confirmation # 3449473

In terms of, you know, specifics, a lot of that, you know, the market is not going to have to be concerned about, because things like — a lot of the write-offs that you would typically see, like — that you would expect to be in the first quarter, where I’d be coming to you as an analyst saying, you know, here’s why you should ignore these things, we’re writing off a lease, we’re you know, taking a charge here, taking a charge there. Because of the nature of the accounting of this transaction, that stuff is not going to appear in the numbers going forward, you know, these are balance sheet adjustments that eToys is going to make as they acquire us. They’re going to write up the balance sheet, and they’re going to create liabilities for those types of things that very often in a merger you would see as post merger charges.

So operationally, you know, we’re in very, very good shape, and in terms of reporting, you’re not going to see a lot of the noise that you typically see in the financials after the transaction. And so we’re in very good shape.

And, you know, I hate to say it, but we have certainly sacrificed these last couple of quarters in what we review as — what we consider short-term operating results, the optics of these last few reports, we have sacrificed those in favor of very good preparation for the merger.

Richard Fetyko:	Great, thanks.

John Textor:	Yes, thank you.

Operator:	And as a reminder, again to signal for questions, please press star one on your phone at this time.

John Textor:	OK, we are not seeing any questions in the queue. We have a bit of a slow connection here, but operator, are there anymore questions in the queue?

BABY UNIVERSE INCORPORATED
Moderator: Michael Hull
08-14-07/8:00 a.m. CT
Confirmation # 3449473

Operator:	No questions at this time, sir.

John Textor:	OK. Wonderful, well in closing, and you know, this is really about the story of eToys in combination going forward, we are thrilled with the transaction, eToys really is, you know, everything that we could have hoped for as we outlined this process many months ago. The process did take a long time, as I’ve said before, you know, at the end of our first process as we’re evaluating strategic alternatives, you know, eToys really came along kind of late in that process, and we decided that it was worth the wait. Not only did it meet everything that we were looking for as an e-commerce organization, but we share a common vision, and we share a common customer, we’re very, very focused on the parent, and that made this combination very easy to prosecute, you know, obviously we remain subject to the shareholder vote and final completion. But this is about improving financial metrics, and it’s about the audience, and you know, we hope to be one of the few companies that can say they really own, you know, that parent audience mindset.

So we look forward to the future, the next time we have one of these calls, it’ll be (Mike) Wagner, the CEO of the company that’ll be leading the call. So thank you everyone for listening to me thus far, and for paying attention to the story, and please stay tuned. We’re very excited about the next stage of this company’s lifecycle. With that, have a good afternoon, and we’ll talk to you again.

Operator:	That does conclude today’s call, again thank you for your participation, and have a good day.
END